Exhibit 99.1

               NEOMAGIC(R) CORPORATION DELAYS REVERSE STOCK SPLIT

SANTA CLARA, Calif., Aug. 12 /PRNewswire-FirstCall/ -- As a result of an error made by Nasdaq, NeoMagic Corporation's (Nasdaq: NMGC) 1 for 5 reverse stock split that was scheduled to be effective after the close of market on August 11, 2005 will now be effective after the close of market on August 12, 2005. The Company's common stock will begin trading on a reverse split basis on August 15, 2005 under the symbol "NMGCD", for a period of 20 days. Thereafter, it will resume trading under the Company's original symbol "NMGC".

More information about the reverse split is available in NeoMagic's definitive proxy statement filed with the Securities and Exchange Commission on June 10, 2005.

About NeoMagic

NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

CONTACT:  Scott Sullinger, Chief Financial Officer of NeoMagic,
+1-408-486-3879/
http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
Web site:  http://www.neomagic.com /